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                       SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


                                  MAY 12, 2000
                          ----------------------------
                Date of Report (Date of earliest event reported)



                      CREDENCE SYSTEMS CORPORATION
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         DELAWARE               000-22366           94-2878499
-------------------------------------------------------------------------------
 (STATE OF INCORPORATION    (COMMISSION FILE       (IRS EMPLOYER
     OR ORGANIZATION)            NUMBER)        IDENTIFICATION NO.)


215 FOURIER AVENUE, FREMONT, CALIFORNIA                94539
-------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)             (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER,          (510) 657-7400
INCLUDING AREA CODE                     ---------------------------------------



                               NONE
-------------------------------------------------------------------------------
  FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE
                                  LAST REPORT.


-------------------------------------------------------------------------------

ITEM 7. FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

Credence Systems Corporation ("Credence") has included herein the financial statements of TMT, Incorporated ("TMT") for the year ended October 31, 1999 and the six month period ended April 30, 2000, and pro forma financial information giving effect to the merger between Credence and TMT.

The information included herein should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended October 31, 1999 included in the Company's most recent Annual Report on Form 10-K/A

Financial Statements, Pro Forma Information and Exhibits

(A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                                    TMT, INC.

                          Index to Financial Statements

                                                                            PAGE

Independent Auditors' Report                                                   3

Balance Sheets                                                                 4

Statements of Income                                                           5

Statements of Shareholders' Equity                                             6

Statements of Cash Flows                                                       7

Notes to Financial Statements                                                  8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
TMT, Inc.:

We have audited the accompanying balance sheet of TMT, Inc. (the Company) as of October 31, 1999, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TMT, Inc. as of October 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                      KPMG LLP

December 10, 1999

                                    TMT, INC.
                                 BALANCE SHEETS
                        (in thousands, except share data)

                                     OCTOBER 31, APRIL 30,
                                        1999       2000
                                     ----------  --------
ASSETS                                         (UNAUDITED)
Current assets:
    Cash and cash equivalents           $ 3,075      $941
     Accounts receivable, net
      of allowance of $661 and
      $702 in 1999 and 2000,
      respectively                        8,106    11,569
    Inventories                           4,158     5,581
    Prepaid expenses and other
     current assets                         522       483
    Deferred income taxes                 1,481     2,273
                                       ---------  --------
        Total current assets             17,342    20,847

Property and equipment, net               1,765     2,636
Notes receivable from officers              320       390
Investment                                  100       100
                                       --------- --------
        Total assets                   $ 19,527  $ 23,973
                                       =========  ========

LIABILITIES AND STOCKHOLDERS'EQUITY

Current liabilities

    Notes payable                         $ 757     $ 790
    Accounts payable                      2,703     5,868
    Accrued compensation                    752     1,139
    Other accrued liabilities             1,271     2,473
    Deferred revenue                        984       820
    Income taxes payable                  1,808       150
    Customer deposits                     2,028       755
    Notes payable to officers             1,020        --
                                      ---------  --------
      Total current liabilities          11,323    11,995


    Notes payable                         2,055     1,625
    Deferred income taxes                   215       186
                                      ---------  --------
        Total liabilities                13,593    13,806
                                      ---------  --------
Commitments
Shareholders' equity:
    Preferred stock, no par
     value; 5,000,000
      shares authorized; 1,398,837
       issued and outstanding                --        --
    Common stock, no par value;
     10,000,000 shares authorized;
      4,418,475 and 5,203,646 shares
       issued and outstanding in 1999
        and 2000, respectively              390       627
    Note receivable from shareholder       (338)     (338)
    Distribution in excess of
    capital contributed                    (400)     (400)
    Retained earnings                     6,282    10,278
                                      ---------  --------
        Total shareholders'equity         5,934    10,167
                                      ---------  --------
        Total liabilities and
         shareholders' equity           $19,527   $23,973
                                      =========  ========

    See accompanying notes to financial statements

                                    TMT, INC.
                              STATEMENTS OF INCOME
                                 (in thousands)


                                                       SIX
                                  YEAR ENDED      MONTHS ENDED
                               OCTOBER 31, 1999  APRIL 30, 2000
                             ------------------  ---------------
                                                    (UNAUDITED)
Net sales                              $ 21,019         $ 26,586

Cost of goods sold                        9,212           11,658

                                    -----------      -----------
        Gross profit                     11,807           14,928

Operating expenses:

    Research and development              2,647            2,578

    Sales and marketing                   3,482            4,174

    General and administrative            1,624            1,688

                                    -----------      -----------
    Total operating expenses              7,753            8,440
                                    -----------      -----------

        Operating income                  4,054            6,488

Interest expense                           (342)             (69)

Other income, net                           117               --

                                    -----------      -----------
        Income before
         income taxes                     3,829            6,419

Income taxes                              1,308            2,423
                                    -----------      -----------

        Net income                      $ 2,521          $ 3,996
                                    ===========      ===========

See accompanying notes to financial statements.


                                                              TMT, INC.
                                                 STATEMENTS OF SHAREHOLDERS' EQUITY
                                                           (In thousands)



                                                                           NOTE      DISTRIBUTION
                                  PREFERRED STOCK     COMMON STOCK      RECEIVABLE    IN EXCESS                      TOTAL
                                 -----------------  -----------------      FROM       OF CAPITAL     RETAINED     SHAREHOLDERS'
                                  SHARES   AMOUNT    SHARES   AMOUNT    SHAREHOLDER   CONTRIBUTED    EARNINGS        EQUITY
                                 -------  --------  -------- --------  ------------- ------------   ----------  -----------------
Balance at October 31, 1998        1,399     --      3,874      36              --         (400)         3,761          3,397

Issuance of shares of common
  stock upon exercise of options      --     --        545     354            (338)          --             --             16

Net income                            --     --         --      --                           --          2,521          2,521
                                 ------------------------------------------------------------------------------------------------
Balance at October 31, 1999        1,399     --      4,419     390            (338)        (400)         6,282          5,934
                                 ------------------------------------------------------------------------------------------------

Issuance of shares of common
  stock upon exercise of options      --     --        785     117              --           --             --            117

Tax benefit associated with the
   Exercise of stock options          --     --         --     120              --           --             --            120

Net income                            --     --         --      --              --           --          3,996          3,996

                                 ------------------------------------------------------------------------------------------------
Balance at April 30, 2000
   (Unaudited)                     1,399     --      5,204    $627           ($338)       ($400)       $10,278        $10,167
                                 ================================================================================================


See accompanying notes to financial statements

                                    TMT, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                      YEAR ENDED           SIX MONTHS
                                                                             ENDED
                                                   OCTOBER 31, 1999      APRIL 30, 2000
                                                  -------------------  ------------------
                                                                           (UNAUDITED)
Cash flows from operating activities:
    Net income                                                $ 2,521             $ 3,996
    Adjustments to reconcile net income
     to net cash provided by operations
      Loss on disposal of equipment                                20                  --
      Depreciation and amortization                               458                 311
      Tax benefit from employee stock options                      --                 120
      Deferred income taxes                                      (410)               (821)
      Changes in operating assets and liabilities:
       Accounts receivable                                     (3,394)             (3,463)
       Inventories                                             (2,319)             (1,423)
       Prepaid expenses and other current assets                 (343)                 39
       Accounts payable                                         1,303               3,165
       Accrued compensation                                    (1,098)                387
       Other accrued liabilities                                  521               1,202
       Deferred revenue                                           880                (164)
       Income taxes payable                                     1,649              (1,658)
       Customer deposits                                        2,028              (1,273)
                                                              -------             -------
        Net cash provided by operations                         1,816                 418
                                                              -------             -------

Cash flows from investing activites:
    Capital expenditures                                         (769)             (1,182)
    Purchase of investments                                      (100)                 --
    Issuance of note receivable to officers                      (245)                (70)
    Repayment of notes receivable by officers                     408                  --
                                                              -------             -------
      Net cash used in investing activities                      (706)             (1,252)
                                                              -------             -------

Cash flows from financing activities:
    Proceeds from issuance of common stock                         16                 117
    Proceeds from notes payable                                 2,041                  85
    Repayment of notes payable                                 (1,073)               (482)
    Repayment of loan principal to officers                        --              (1,020)
                                                              -------             -------
      Net cash provided(used in)by
       financing activities                                       984              (1,300)
                                                              -------             -------

Net increase (decrease) in cash and
 cash equivalents                                               2,094              (2,134)
Cash and cash equivalents at
 beginning of period                                              981               3,075
                                                              -------             -------
Cash and cash equivalents at
 end of period                                                $ 3,075               $ 941
                                                              =======             =======
Supplemental disclosures of cash flow information:
    Cash paid during the period:
      Income taxes                                              $ 341             $ 4,782
                                                              =======             =======
      Interest                                                   $344               $ 102
                                                              =======             =======
    Noncash investing and financing activity-
     common stock issued in
      exchange for note receivable                               $338                  --
                                                              =======             =======

See accompanying notes to financial statements

                                    TMT, INC.
                          Notes to Financial Statements
                       October 31, 1999 and April 30, 2000

    (Information for the six month period ended April 30, 2000 is unaudited)




(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BUSINESS

        TMT, Inc. (the Company) was incorporated in California in January 1995. The Company is involved in the design and manufacture of linear and mixed signal and RF test systems for high volume, production testing of analog integrated circuits. These test systems are marketed through direct sales and a network of distributors throughout the United States.

    (B) CASH EQUIVALENTS

        The Company considers all highly liquid investments with purchased maturities of 90 days or less to be cash equivalents. Cash equivalents consist of money market funds in the amount of $2,016,000 as of October 31, 1999.

    (C) CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains all of its cash and cash equivalents with a nationally recognized financial institution. Cash equivalents are comprised of money market funds. The Company's products are primarily sold to customers in the semiconductor manufacturing industry who are located in North America, Europe, and the Pacific Rim. The Company performs credit evaluation of its customers and generally does not require collateral on accounts receivable, as the Company's customers are large, well-established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses. Management believes the financial risks associated with these financial instruments are minimal.

    (D) INVENTORIES

        Inventories are stated at the lower of first-in, first-out cost or market.

    (E) PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the asset. Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the related lease. The estimated useful lives are presented below:

           Machinery and equipment        3 - 5 years

           Furniture and Fixtures         7 years

           Leasehold improvements         Lease term

    (F) REVENUE RECOGNITION

        Revenue is generally recognized when products are shipped and when there is no significant uncertainty regarding customer acceptance or payment. Maintenance and support contract revenue is recognized ratably over the maintenance and support period. Service revenue is recognized as the services are performed.

    (G) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short term nature of these instruments. The carrying amount of the notes payable approximate fair value as the notes bear interest based on the market rates currently available for debt with similar terms.

    (H) SOFTWARE DEVELOPMENT COSTS

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in the Company's circumstances occurs when a working model is completed. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no research and development costs have been capitalized to date.

    (I) WARRANTY

        The Company provides for estimated warranty costs at the time of sale.

    (J) INCOME TAXES

        Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective taxes bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (K) IMPAIRMENT OF LONG-LIVED ASSETS

        The Company reviews, as circumstances dictate, the carrying amount of its long-lived assets. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by comparing the projected undiscounted net cash flows for the long-lived assets against their respective carrying amounts. The amount of impairment, if any, is measured based upon the excess of the carrying value over the fair value. The Company has not recorded any impairment related to its long-lived assets.

    (L) STOCK OPTION PLANS

        The Company applies Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its stock option plans. As such, the Company accounts for options granted to employees using the intrinsic value method and compensation expense is recorded if on the date of grant the current market price of the underlying stock exceeds the exercise price.

    (M) COMPREHENSIVE INCOME

        The Company had no items of other comprehensive income for the year ended October 31, 1999.

    (N) NEW ACCOUNTING STANDARDS

        In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which amends the effective date of SFAS No. 133,

        ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities, and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet at fair value. Gains and losses resulting from changes in fair value would be accounted for based on the use of the derivative and whether it is designated and qualifies for hedge accounting. The Company must adopt SFAS No. 133 by the quarter ended January 31, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position, results of operations, or cash flows of the Company.

        In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. This Interpretation clarifies the application of Opinion 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, this Interpretation is effective July 1, 2000. The Company has not determined whether the adoption of Interpretation No. 44 will have a material effect on its financial position or results of operations.

    (O) USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (P) INTERIM FINANCIAL INFORMATION

        The accompanying unaudited financial statements as of April 30, 2000 and for the six month period then ended have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, which management believes are necessary for a fair presentation of the financial information set forth herein.

(2) INVENTORIES

    A summary of inventories as of October 31, 1999 and April 30, 2000, follows (in thousands):

                                        October 31,    April 30,
                                           1999          2000
                                        -----------  -----------

Raw materials                             $  1,416         1,514
Work in process                              1,718         2,734
Finished goods                                 448           165
Demonstration equipment                        576         1,168
                                        -----------  -----------
                                          $  4,158         5,581
                                        ===========  ===========

    Demonstration equipment consists of inventory on loan to prospective customers for evaluation. The Company depreciates demonstration equipment on a straight-line basis over a period of three years. As of October 31, 1999 and April 30, 2000, accumulated depreciation was $270,000 and $537,000, respectively.

 (3)PROPERTY AND EQUIPMENT

    A summary of property and equipment as of October 31, 1999, follows (in thousands):


                                                            1999
                                                       -----------
    Furniture and fixtures                                $    365
    Machinery and equipment                                  2,217
    Leasehold improvements                                      29
                                                       -----------
                                                             2,611
    Less accumulated depreciation
     and amortization                                          846
                                                       -----------

                                                          $  1,765
                                                       ===========

(4) INVESTMENT

    In October 1999, the Company acquired 100,000 shares (approximately 2.1%) of the common stock of Silicon Express, Inc. for $100,000. The Company accounts for this investment using the cost method of accounting.

(5) NOTES PAYABLE

    The Company has a line of credit and revolving loan in the form of notes payable with a lending institution aggregating up to $6,000,000. Maximum borrowings under the line of credit are equal to the lesser of 80% of accounts receivable (excluding certain accounts receivable balances) plus 50% of inventory and fixed assets or $3,500,000. The line of credit is secured by accounts receivable, inventory, and fixed assets and bears interest at 2.65% plus the 30-day commercial paper rate (5.3% as of October 31, 1999). The remaining $2,500,000 of the borrowings represent a revolving loan, which bears interest at 2.70% plus the 30-day commercial paper rate. As of October 31, 1999, the outstanding balance on the line of credit and related interest was $757,000. Accrued interest on the line of credit is payable monthly and the aggregate outstanding principal is due on July 31, 2000. As of October 31, 1999, the outstanding balance on the revolving loan was $2,055,000. Accrued interest on the revolving loan is payable monthly beginning in August 1999 and the balance of principal and interest is due on October 31, 2003.

(6) INCOME TAXES

    Income tax expense (benefit) for the year ended October 31, 1999, consisted of the following (in thousands):

                             Current     Deferred      Total
                           ----------  -----------   -----------
1999:
   Federal                   $  1,459         (316)        1,143
   State                          259          (94)          165
                            ---------  -----------   -----------
                             $  1,718         (410)        1,308
                           ===========  ===========  ===========

    Income tax expense (benefit) differs from the amount computed by applying the federal statutory rate of 34% as a result of the following (in thousands):

                                           1999
                                       -----------
    Computed "expected" tax expense       $  1,301
    State taxes, net of federal benefit        110
    Permanent differences                      (31)
    Research credit                           (128)
    Other                                       56
                                       -----------

                                          $  1,308
                                       ===========

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of October 31, 1999 follows:

      Deferred tax asset:
        Inventory reserves                          362
        Bad debt allowance                          283
        Deferred revenue                            260
        Inventory cost capitalization               252
        Warranty accrual                            211
        Vacation accrual                             85
        State income taxes                           28
                                             -----------

          Deferred tax assets                     1,481

      Deferred tax liabilities:
        Depreciation and amortization              (215)
                                             -----------

      Net deferred tax assets                     1,266
                                             ===========

    Based on the Company's historical operating income, management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets. Accordingly, the Company has not established a valuation allowance.

 (7)  SHAREHOLDERS' EQUITY

    The Company was incorporated in January 1995. The Company's Articles of Incorporation authorized 1,000,000 shares of common stock. No stock was issued at that time.

    In December 1995, the Articles of Incorporation of the Company were amended to increase the authorized number of shares of common stock to 10,000,000. In addition, the Company was authorized to issue 5,000,000 shares of preferred stock, of which 1,781,958 shares were designated as Series A.

    (A) COMMON STOCK

        In January 1996, the Company issued 4,651,163 shares of common stock to key employees of the Company. The stock was issued in exchange for the employees' ownership in a predecessor entity with no significant net asset value; thus, no dollar value was assigned to the transaction. During 1996, the Company repurchased 1,000,000 shares of common stock.

        The Company maintains a right of first refusal with respect to common stock purchased by employees under the 1996 Stock Option Plan. A shareholder must notify the Company prior to selling these shares to a third party. Upon notification, the Company may purchase the shares from the holder at the price offered by the third party.

    (B) SERIES A PREFERRED STOCK

        On January 1996, the Company issued 1,781,958 shares of preferred stock to key employees of the Company. The stock was issued in exchange for the employees' ownership in a predecessor entity with no significant net asset value; thus, no dollar value was assigned to the transaction. During 1996, the Company repurchased 383,121 shares of preferred stock.

        The rights, preferences, and privileges of the Series A preferred stock shareholders are as follows:

          o Holders of Series A preferred stock are entitled to noncumulative annual dividends of $0.03 per share, if and when declared by the Company's Board of Directors.

          o Shares of Series A preferred stock have a liquidation preference of $0.50 per share, plus any declared but unpaid dividends. After these payments are made to preferred stock shareholders, the remaining assets of the Company will be distributed among the holders of common stock.

          o Each share of preferred stock is convertible at the option of the holder into one share of common stock at a price of $0.50 per share,  subject to  certain  antidilution  adjustments.
             Conversion   will  occur  upon   written   consent  of  the
             preferred stock shareholders and automatically upon an initial public offering in which the aggregate public offering price equals or exceeds $7,500,000 and $2.50 per share.

          o Series A preferred stock votes equally with the shares of common stock on an "as if converted" basis.

    (C) WARRANT

        In March 1995, the Company entered into an arrangement with its major customer (see Note 8) to build a specified number of units of its testing equipment over a defined period of time (approximately five years). As part of this arrangement, the Company issued a warrant to the customer to purchase up to 606,000 shares of the Company's common stock at an exercise price of $0.10 per share. The warrant is generally exercisable within the five-year contract period (although it may be extended an additional three years in accordance with the terms of the contract) at the rate of 10,100 shares per system purchased. As of November 1, 1997, the customer had purchased the minimum required number of systems in order for the warrant to vest 100% but had not exercised any portion of this warrant.

        The fair value of the warrant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions: no dividend yield; an expected life of 3.5 years; a risk-free interest rate of 5.96; and a 60% volatility. Expense related to the warrant was not material.

    (D) STOCK OPTION PLAN

        In March 1996, the Company adopted the 1996 Stock Option Plan (the
        Plan), which provides for "incentive" stock options, defined by the Internal Revenue Code of 1986 as amended (the Code), to be granted to employees, at an exercise price not less than 100% of the fair value, at the grant date, as determined by the Board of Directors. The exercise price for incentive stock options is at least 110% of the fair market value on the date of grant for persons with greater than 10% of the voting power of all classes of stock. The Plan also provides for "nonstatutory" stock options to be granted to employees and consultants, which shall have an exercise price of not less than 85% of the fair value at the grant date. Options generally have a term of 10 years and vest over a period of 48 months. Some options have a 36-month vesting period. Options issued to persons with greater than 10% of the voting power of all classes of stock have a term of 5 years. In the event of a merger of the Company with or into another corporation, the option may be assumed or an equivalent option may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, the option is not assumed or substituted, the optionee shall have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. Approximately 2,525,000 shares of common stock have been reserved for issuance under the Plan.

        A summary of the status of the Plan as of October 31, 1999, and changes during the years then ended is presented below:

                                        Weighted-
                                         average
                                         exercise
Options                      Shares       price
----------------            ---------   ---------
Outstanding at
   beginning of year          877,675      $ 1.17
Granted                     1,108,100        0.75
Exercised                    (544,796)       0.65
Canceled                     (421,038)       2.05
                            ---------

Options at end of year      1,019,941        0.63
                            =========
Weighted-average fair
   value of options
   granted during the
   year                                      0.14

        The following table summarizes information about stock options outstanding as of October 31, 1999:

                         Options outstanding
                -------------------------------------
                                                          Options exercisable
                             Weighted-                ------------------------
                              average     Weighted-                 Weighted-
    Range of      Number     remaining     average       Number      average
    exercise        of        contractual  exercise        of        exercise
     prices       shares     life (years)   price        shares       price
   -----------  -----------  ------------ ----------  -----------  -----------
      $   0.16      324,463          7.57    $  0.16      184,625      $  0.16
          0.75      657,878          9.79       0.75       32,716         0.75
          2.50       37,600          8.54       2.50       14,541         2.50
                -----------                           -----------
                  1,019,941          9.04       0.63      231,882         0.39
                ===========                           ===========

        As of October 31, 1999, options outstanding had exercises prices of $0.16, $0.75, and $2.50. The fair value of options granted during the years ended October 31, 1999, was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; an expected life of 3.5 years; 60% volatility; and risk-free interest rates of 5.88%.

        The Company applies APB Opinion No. 25 in accounting for options issued to employees under the Plan. Under the provisions of APB Opinion No. 25, the Company applies the intrinsic value method in accounting for its stock-based compensation plans and no compensation cost has been recognized for stock options issued to employees in the fiscal 1999 financial statements. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value approach set forth in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income for the year ended October 31, 1999, would have been $2,451,000.

        During fiscal 1999, the Company offered option holders the opportunity to have outstanding options repriced to current fair value, with no change in the related vesting period. The Company canceled and reissued (repriced) 244,400 options pursuant to the repricing.

(8) MAJOR CUSTOMERS

    The Company has one operating segment, Semiconductor Equipment Manufacturing and primarily all of the Company's assets are located in the United States. The Company sells to end users and distributors. Sales by geographical region for the year ended October 31, 1999 are as follows:

    United States    61%

    Asia        38%

    Europe      1%

    The Company had three customers that comprised 38%, 17%, and 10%, respectively, of the Company's total net sales and four customers that comprised 38%, 18%, 11%, and 10%, respectively, of gross accounts receivable as of October 31, 1999.

    The Company has an agreement with its major customer which provides that as long as the customer's orders account for at least 51% of the Company's available engineering and production resources, the customer will have the right of first refusal on at least 51% of available resources. No commitments will be made to any other customer that would interfere with the major customer's priority. In addition, as part of the arrangement, the Company issued a warrant to the customer (see Note 7).

(9) RETIREMENT PLAN

    The Company has a profit sharing plan and a money purchase plan that generally cover all employees of the Company who are over 21 years of age and have worked for the Company for at least one year. The annual contribution to the money purchase plan is a fixed obligation of 3% to 3.5% of eligible salaries. Annual contributions to the profit sharing plan are discretionary up to 15% of eligible salaries as determined by the Board of Directors. For the year ended October 31, 1999, contributions to the money purchase plan amounted to approximately $175,000, and contributions to the profit sharing plan amounted to approximately $262,000.

(10)  COMMITMENTS

    The Company is obligated under certain operating leases for certain equipment and its facility in Sunnyvale, California. The operating leases require the Company to pay certain maintenance costs, property taxes, and insurance.

    Future minimum lease payments under operating leases as of October 31, 1999 are as follows (in thousands):

Years ending                                  Operating
October 31,                                     leases
------------                                  -----------
        2000                                      $   370
        2001                                          153
        2002                                           39
        2003                                            4
                                              -----------
                                                  $   566
                                              ===========

    Total lease expense was approximately $417,000 for the year ended October 31, 1999.

(11)  RELATED PARTY TRANSACTIONS

    As of October 31, 1999, the Company had three notes payable upon demand to officers amounting to $1,020,000. The notes bear interest at 9.25%, and the interest is due and payable on a quarterly basis on January 31, April 30, July 31, and October 31. The notes are unsecured and subordinated to the line of credit discussed at Note 5.

    As of October 31, 1999, the Company had notes receivable from officers amounting to $320,000. The notes bear interest at 9.25%, and the interest is due and payable on a quarterly basis on January 31, April 30, July 31, and October 31.

(12)  SUBSEQUENT EVENTS

    On November 1, 1999, the Company established a qualified retirement plan under the provisions of Section 401(k) of the Internal Revenue Code, in which eligible employees may participate. All participants in the plan are able to defer compensation up to the annual maximum amount allowable under the Internal Revenue Service regulations. Assets of the plan are invested as directed by the participants, and the Company may elect to make discretionary matching contributions and/or annual discretionary profit sharing contributions. It is anticipated that this plan will replace the existing money purchase plan.

    On November 22, 1999, the Company entered into a lease agreement for a new facility in Sunnyvale, California. The lease term begins on the earlier of March 1, 2000, or when the tenant improvements are substantially complete and is for a period of five years. Rent is due in monthly installments of approximately $69,000 and will be adjusted every year based on CPI. The lease will be accounted for as an operating lease.

    On May 12, 2000, the Company was acquired by Credence Systems Corporation for a total purchase price of approximately $80 million (unaudited).

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS
(CONTINUED)

(B)   PRO FORMA FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT PER SHARE
      AMOUNTS)

On March 27, 2000, TMT agreed to merge with Credence in a transaction accounted for as a purchase. After the merger, TMT will be operated as a wholly owned subsidiary of Credence.

The merger agreement provides for the payment of $69,981 in cash and the assumption of the outstanding employee stock options. Credence will issue options in exchange for the outstanding TMT options. The number of shares are adjusted using an exchange ratio of 0.1507 shares of Credence common stock for each outstanding share of TMT with the exercise price appropriately adjusted.

The following unaudited pro forma financial statements reflect the payment of $69,981 for all of the outstanding TMT common shares as of the beginning of the earliest period presented for the purposes of the pro forma statement of income and as of April 30, 2000 for the pro forma balance sheet, as well as the issuance of 174.7 options to purchase Credence common shares at a weighted average exercise price of $11.18. The estimated fair value of the options has been included as a part of the total estimated purchase cost.

The total purchase cost of the TMT merger is as follows (in thousands):

Cash paid                              $69,981
Deferred tax liability                  13,217
Assumption of TMT options                9,995
                                  ------------------
Total purchase cost                    $93,193
                                  ==================

The purchase price allocation is as follows (in thousands):

Purchase Price
 Allocation:                                  Annual       Useful
                                 Amount    Amortization    Lives
                               ---------- ------------- ----------
Tangible net assets               $10,167            --         --

Deferred compensation               8,362        $3,041       2.75

Intangible assets
 acquired:
      Developed technology         23,498         2,350         10

      Assembled workforce           1,439           480          3

      Customer relationships        6,052         1,513          4

      Trade names and Trademarks    2,053           411          5

      In-process research and       8,282            --         --
      development

      Goodwill                     33,340         3,334         10
                               ----------    ----------

      Total purchase price        $93,193       $11,129
       allocation              ==========    ==========

The Company worked with an independent consultant to perform an allocation of the total purchase price of TMT to its individual assets. Of the total purchase price, $8.3 million has been allocated to in-process research and development and will be charged to expense in the third fiscal quarter of 2000. Due to its non-recurring nature, the in-process research and development attributed to the TMT transaction has been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired.

After allocating value to TMT's tangible assets and to the in-process research and development projects, specific intangible assets were then identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations. The identifiable intangible assets include existing technology, assembled workforce, customer relationships, and trade name & marks.

The deferred compensation amount represents the intrinsic value of the unvested stock options assumed in the transaction. The useful life is the weighted average remaining future vesting period of the unvested options.

The acquired existing technology, which is comprised of products that are already technologically feasible, includes products that are manufactured and marketed by TMT. The Company expects to amortize the acquired existing technology of approximately $23.5 million on a straight-line basis over an average estimated remaining useful life of 10 years.

The trade names and trade marks include the TMT trademark and trade name as well as all branded TMT products such as the RFx Series ATE testers and the ASL Series ATE testers. The Company expects to amortize the trademarks and trade names of approximately $2.1 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of over 85 skilled employees across TMT's Manufacturing, Research and Development, Sales and Marketing, and General and Administration groups. The Company expects to amortize the assembled workforce of approximately $1.4 million on a straight-line basis over an estimated remaining useful life of 3 years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over an estimated useful life of 10 years.

Effective May 12, 2000, Credence combined its operations with TMT in a transaction accounted for as a purchase. Accordingly, the financial statements for Credence as of and for the period ended April 30, 2000 does not include the financial position or results of operations of TMT for that period. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the fiscal period ended April 30, 2000 is based on the Unaudited Combined Condensed Consolidated Statement of Operations of Credence included on Form 10-Q filed for the six month period ended April 30, 2000, after giving effect to the merger with TMT under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended October 31, 1999 is based on the historical financial statements of Credence filed on Form 10-K for the year ended October 31, 1999, after giving effect to the merger with TMT under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of Credence and TMT and the Unaudited Condensed Consolidated Financial Statements included on Form 10-Q filed for the six month period ended April 30, 2000. The pro forma information does not purport to be indicative of the results which would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on November 1, 1998. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended October 31, 1999 combines the historical twelve months ended October 31, 1999 for Credence and for TMT. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the six months ended April 30, 2000 combines the six months ended April 30, 2000 for Credence and the six months ended April 30, 2000 for TMT.

The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the proposed merger as if it occurred on April 30, 2000 and combines the balance sheet for Credence as of that date with the balance sheet of TMT as of April 30, 2000.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                   CREDENCE SYSTEMS CORPORATION AND TMT, INC.
                                 APRIL 30, 2000

                                 (in thousands)
                                   (Unaudited)

                                                              Pro            Pro
                                                             Forma          Forma
                                 Credence       TMT       Adjustments      Combined
                                ----------   ---------    -----------     -----------
Current assets:
    Cash and cash equivalents     $201,334        $941     ($61,981)  (A)  $140,294
    Short-term investments          66,414          --                       66,414
    Accounts receivable, net       131,141      11,569           --         142,710
    Inventories                     55,701       5,581           --          61,282
    Other current assets            23,954       2,756           --          26,710
                                 ---------   ---------    ---------       ---------
                                   478,544      20,847      (61,981)        437,410
Long-term investments              181,028         100           --         181,128
Property and equipment, net         48,850       2,636           --          51,486
Other assets                        20,291         390       74,744   (A)    95,425
                                 ---------   ---------    ---------       ---------
    Total assets                  $728,713     $23,973      $12,763        $765,449
                                 =========   =========    =========       =========

LIABILITIES AND STOCKHOLDERS'
EQUITY

Other liabilities:
    Accounts payable               $40,461      $5,868        $  --         $46,329
    Accrued liabilities             38,260       5,977        8,000   (A)    52,237
    Income tax payable              17,401         150           --          17,551
                                 ---------   ---------    ---------       ---------
                                    96,122      11,995        8,000         116,117
Long-term notes payable             96,249       1,625                       97,874
Other noncurrent
  liabilities                          867         186       13,217   (B)    14,270
Minority interest                      330          --           --             330
Stockholders'  equity              535,145      10,167        9,995   (A)   536,858
                                        --          --      (10,167)  (A)
                                        --          --       (8,282)  (A)
                                 ---------   ---------    ---------       ---------
    Total liabilities and         $728,713     $23,973      $12,763        $765,449
    stockholders' equity         =========   =========    =========       =========

See accompanying notes to pro forma financial information

             PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                CREDENCE SYSTEMS CORPORATION AND TMT, INC.
                      SIX MONTHS ENDED APRIL 30, 2000
                   (in thousands, except per share data)
                                   (Unaudited)

                                                   Pro-Forma       Pro-Forma
                              Credence    TMT      Adjustments     Combined
                              -------- ---------   -----------     ---------

Net sales                      255,522    26,586            --       282,108

Cost of goods sold             105,819    11,658            --       117,477

                              -------- ---------   -----------     ---------
Gross margin                   149,703    14,928            --       164,631

Operating expenses:
    Research and
     development                29,868     2,578            --        32,446
    Selling, general and
     administrative             44,235     5,862            --        50,097
    Amortization of
     purchased intangibles         949        --         5,565 (A)     6,514
                              -------- ---------     ---------     ---------
    Total operating
     expenses                   75,052     8,440         5,565        89,057
                              -------- ---------     ---------     ---------

Operating income (loss)         74,651     6,488        (5,565)       75,574

Interest income and (other
expenses), net                   3,492       (69)           --         3,423
                              -------- ---------     ---------     ---------

Income (loss) before
 income taxes                   78,143     6,419        (5,565)       78,997

Income tax expense
 (benefit)                      27,740     2,423          (951)(B)    29,212

Minority Interest                   47        --            --            47
                              -------- ---------     ---------     ---------

Net income (loss)               50,356     3,996        (4,614)       49,738
                              ======== =========     =========     =========

Net income (loss)  per
share
    Basic                      $  1.10        --            --        $ 1.08
                              ======== =========     =========   ===========
    Diluted                    $  1.00        --            --        $ 0.98
                              ======== =========     =========   ===========

Number of shares used in
computing per share amount
    Basic                       45,900        --            --        45,900
                              ======== =========     =========   ===========
    Diluted                     50,388        --           147 (C)    50,535
                              ======== =========     =========   ===========

See accompanying notes to pro forma financial information

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
                   CREDENCE SYSTEMS CORPORATION AND TMT, INC.
                           YEAR ENDED OCTOBER 31, 1999
                      (in thousands, except per share data)
                                   (Unaudited)

                                                   Pro-forma     Pro-Forma
                              Credence   TMT       Adjustments   Combined
                              ---------  --------  -----------   -----------
Net sales                      197,183    21,019            --       218,202

Cost of goods sold              95,205     9,212            --       104,417

                              --------  --------      --------      --------
Gross margin                   101,978    11,807            --       113,785

Operating expenses:
    Research and
     development                38,750     2,647            --        41,397
    Selling, general and
     administrative             58,660     5,106            --        63,766
    Amortization of
     purchased intangibles         158        --        11,129 (A)    11,287
    In-process research
     and development               858        --            --           858
    Restructure and other        7,565        --            --         7,565
                              --------  --------      --------      --------
    Total operating
     expenses                  105,991     7,753        11,129       124,873
                              --------  --------      --------      --------

Operating income (loss)         (4,013)    4,054       (11,129)      (11,088)

Interest income and (other
 expenses), net                    261      (225)           --            36
                              --------  --------      --------      --------

Income (loss) before
 income taxes                   (3,752)    3,829       (11,129)      (11,052)

Income tax expense
 (benefit)                      (1,372)    1,308        (1,901)(B)    (1,965)

Minority Interest                   75        --            --            75
                              --------  --------      --------      --------

Net income (loss) before
 extraordinary items            (2,455)    2,521        (9,228)       (9,162)
                              ========  ========      ========      ========

Gain on extinguishment of
 debt                            1,646        --            --         1,646
                              --------  --------      --------      --------

Net income (loss)                 (809)    2,521        (9,228)       (7,516)
                              ========  ========      ========      ========

Net income (loss)  per
share

    Basic                      $ (0.02)       --            --      $  (0.18)
                              ========  ========      ========      ========
    Diluted                    $ (0.02)       --            --      $  (0.18)
                              ========  ========      ========      ========
Number of shares used in
computing per share amount
    Basic                       42,176        --            -- (C)    42,176
                              ========  ========      ========      ========
    Diluted                     42,176        --           147 (C)    42,323
                              ========  ========      ========      ========

See accompanying notes

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(A) On May 12, 2000, TMT merged with Credence, in a transaction accounted for as a purchase. The total purchase price of $93.2 million included consideration of approximately $70.0 million in cash of which $8 million is held back for one year, the assumption of 1.2 million TMT stock options valued at $10.0 million, and the creation of a $13.2 million deferred tax liability. The net tangible assets purchased on May 12, 2000 were approximately $10.2 million.

The amortization of purchased intangibles consists of the amortization expense for deferred compensation, developed technology, an assembled workforce, customer relationships, trade name and trademarks, and goodwill. The estimated useful lives of these assets range from approximately three years to ten years.

Of the total purchase price, $8.3 million has been allocated to in-process research and development and will be charged to expense in the third fiscal quarter of 2000. Due to its non-recurring nature, the in-process research and development attributed to the TMT transaction has been excluded in the pro forma statements of operations. TMT is currently developing new products and processes that qualify as in-process research and development, including:

      The ASL 2000 is a derivative product developed from the existing ASL 1000 product, however it will be capable of handling mixed signal instruments. The initial version of this product is expected to launch in the first fiscal quarter of 2001. Projects in-process to support this new product include:

           DDDV2 CARD - A multi-channel digital card to be added to this product platform for mixed signal devices.

           DSP - Provide analog source and capture for DSP testing of mixed signal products.

           BACKPLANE - A backplane and the system level design to support the instrumentation described above.

      The RFx2 is a derivative product developed from the existing RFx product. The initital version of this product is expected to launch in the first fiscal quarter of 2001. Projects in-process to support this new product include:

           DDDV2 CARD - A multi-channel digital card to be added to this product platform for mixed signal devices.

           DSP - Provide analog source and capture for DSP testing of mixed signal products.

           BACKPLANE - An adaption of the ASL2000 backplane to fit the RFx system.

           RFX2 PACKAGING - New packaging to support the above items.

      The CPx is a product based on a new technology platform that will allow for additional slots, power and bandwidth. This requires substantial changes in the software architecture, as well as adaptors to use cards from older platforms. The anticipated initial launch date of this product is the fourth fiscal quarter of 2001. Projects in-process to support this new product include:

           CPX CARDS - Adaptor cards to enable the ASL series of instruments to be used in this new platform.

           CPX BACKPLANE - The backplane and system level design for this new platform with greatly improved performance over the current ASL products.

           CPX SOFTWARE - Software to support the CPx platform.

           CPX DIGITAL - Takes the concepts being developed for the DDDv2 noted above and increases the speed at which it runs.

           CPX PACKAGING - This project's goal is to achieve mechanical stability across a much wider test head while handling approximately twice the physical weight of previous products.

These projects vary in terms of completion from 50 percent to 85 percent complete based on research and development complexity, costs, and time expended to date relative to the expected remaining costs and time to reach technological feasibility. The expected completion dates of these projects range from the third fiscal quarter of 2000 to the first quarter of fiscal 2002.

(B) The pro forma combined provision for income taxes do not represent the amounts that would have resulted had Credence and TMT filed consolidated income tax returns during the periods presented. The provision for income tax includes the amortization of the deferred tax liabilities originating from the transaction.

(C) The pro forma basic and dilutive net income per share are based on the pro forma weighted average number of shares of Credence common stock outstanding during each period. Dilutive securities include the replacement TMT options and are included in the computation of pro forma dilutive net income per share.

                                   SIGNATURES

   Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CREDENCE SYSTEMS CORPORATION
                                      ------------------------------
                                              (Registrant)


          June 20, 2000                /s/  DENNIS P. WOLF
       ---------------------          -----------------------------
               Date                         Dennis P. Wolf
                                         Executive Vice President,
                                     Chief Financial Officer & Secretary